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                                                                    Exhibit 99.2

                           OPINION INCLUSION CONSENT

January 21, 2000

Members of the Board of Directors
Photronics, Inc.
15 Secor Rd.
Brookfield, CT 06804

Gentlemen:

We hereby consent to the inclusion of our opinion letter dated January 7, 2000 to the Board of Directors of Photronics, Inc. (the "Company") regarding the acquisition of Align-Rite International, Inc. by the Company, in Amendment No. 2 to the Company's Registration Statement on Form S-4 (the "Registration Statement") and to the references therein to our firm and to our opinion under the headings: "THE MERGER -Background of the Merger," "THE MERGER - Photronics Board Reasons for the Merger; Recommendation of the Photronics Board", "THE MERGER - Opinion of Financial Advisor to the Photronics Board" and "THE MERGER - Anticipated Accounting Treatment; Sale of 1,000,000 Shares of Photronics Common Stock." In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and (ii) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                               Very truly yours,

                      /s/ Banc of America Securities LLC
                        BANC OF AMERICA SECURITIES LLC